                                                                    EXHIBIT 99.2

                            FORM OF VOTING AGREEMENT


        VOTING AGREEMENT (this "Agreement"), dated as of July 6, 2000, by and among Advanced Energy Industries, Inc., a Delaware corporation ("Parent"), Flow Acquisition Corporation, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and _______________ ("Shareholder").

        WHEREAS, Shareholder is, as of the date hereof, the record and beneficial owner of _________ shares of common stock (the "Common Stock") of Engineering Measurements Company, a Colorado corporation (the "Company"); and

        WHEREAS, Parent, Merger Sub and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

        WHEREAS, Shareholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

            (a) Shareholder is the record and beneficial owner on the date of execution hereof of __________ shares of Common Stock (as may be adjusted from time to time pursuant to Section 5 hereof, the "Shares").

            (b) This Agreement has been duly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

            (c) Neither the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject. To the best of Shareholder's knowledge, except for the obligation to file a Schedule 13D with the Securities and Exchange Commission, consummation by Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Shareholder or the Shares.

            (d) The Shares and the certificates representing Shares are now and at all times during the term hereof will be held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

        SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Shareholder as follows:

            (a) Each of Parent and Merger Sub is-a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

            (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

            (c) Neither the execution and delivery of this Agreement nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which each of Parent and Merger Sub is a party or bound. To the best knowledge of each of Parent and Merger Sub, except for the obligation to file a Schedule 13D with the Securities and Exchange Commission, consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to each of Parent and Merger Sub.

        SECTION 3. Transfer of Shares. Prior to the termination of this Agreement, except as otherwise provided herein and in the Merger Agreement, Shareholder shall not: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; or (iv) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

        SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

            (a) Shareholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the Shareholders of the Company, if applicable,
(i) in favor of the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company. Parent agrees to so vote the Shares.

            (b) Shareholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that such proxies are hereby revoked.

            (c) SHAREHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION 4 IS GIVEN IN CONNECTION WITH THE EXECUTION OF THE MERGER AGREEMENT, AND THAT SUCH IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SHAREHOLDER UNDER THIS AGREEMENT. SHAREHOLDER HEREBY FURTHER AFFIRMS THAT THE IRREVOCABLE PROXY IS COUPLED WITH AN INTEREST AND, EXCEPT AS SET FORTH IN SECTION 8 HEREOF, IS INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7-107-203(5) OF THE COLORADO BUSINESS CORPORATION ACT.

        SECTION 5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or the acquisition of additional shares of Common Stock or other securities or rights of the Company by Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by Shareholder.

        SECTION 6. Further Assurances. Shareholder shall, upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 4 hereof in Parent.

        SECTION 7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon (A) the earlier of the date upon which the Merger Agreement is terminated in accordance with its terms (i) by either Parent and Merger Sub, on the one hand, or the Company, on the other hand, or (ii) by mutual written consent of Parent, Merger Sub and the Company or (B) December 31, 2000, whichever is earlier. The proxy given pursuant to Section 4 hereof shall be automatically revoked and be of no further force or effect, without further action on the part of any party hereto, immediately upon the termination of this Agreement.

        SECTION 8. Expense. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

        SECTION 9. Public Announcements. Each of Parent, Merger Sub and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the Nasdaq National Market and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

        SECTION 10. Director. Nothing in this Agreement shall prevent the Shareholder from taking any action in his capacity as an officer, director or employee of the Company.

        SECTION 11. Miscellaneous.

            (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

            (b) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (A) if to Shareholder to:

                          [Name and address]
                          Telephone:
                          Facsimile:

                      with a copy to:

                          Chrisman, Bynum & Johnson, P.C.
                          1900 Fifteenth Street
                          Boulder, CO 80302
                          Attn: G. James Williams, Jr.
                          Facsimile: (303) 449-5426

                      and

                      (B) if to Parent or Merger Sub, to:

                          Advanced Energy Industries, Inc.
                          1625 Sharp Point Drive
                          Fort Collins, CO 80525
                          Facsimile: (970) 407-5300
                          Attention:  Richard P. Beck

                      with a copy to:

                      Thelen Reid & Priest LLP
                      333 W. San Carlos Street, 17th Floor
                      San Jose, California  95110
                      Telephone: (408) 292-5800
                      Facsimile:  (408) 287-8040
                      Attention:  Jay L. Margulies

            (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

            (e) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof

            (f) This Agreement-shall be governed by, and construed in accordance with, the laws of the State of Colorado without giving effect to the principles of conflicts of laws thereof

            (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (h) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired Or invalidated.

            (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Colorado. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in Colorado.

            (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

        IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to bc duly executed and delivered as of the date first written above.



                                            Advanced Energy Industries, Inc.


                                            By:  _______________________________
                                                 Name:
                                                 Title:


                                            Flow Acquisition Corporation


                                            By:  _______________________________
                                                 Name:
                                                 Title:


                                            Shareholder


                                                 _______________________________
                                                 Name: